Exhibit 99.1

FOR IMMEDIATE RELEASE

ABM INDUSTRIES ANNOUNCES THIRD QUARTER 2012 FINANCIAL RESULTS

Declares 186th Consecutive Quarterly Dividend

Authorizes $50 Million Share Repurchase Program

Slow Economic Growth & Lower Government Spending Impacts Outlook

New York, NY – September 5, 2012 – ABM (NYSE:ABM), a leading provider of integrated facility solutions, today announced financial results for the fiscal 2012 third quarter that ended July 31, 2012.

	Three Months Ended			Nine Months Ended
(in millions, except per share data)	July 31,		Increase	July 31,		Increase
(unaudited)	2012	2011	(Decrease)	2012	2011	(Decrease)
Revenues	$1,079.2	$1,076.2	0.3%	$3,210.3	$3,165.5	1.4%

Income from continuing operations	$12.6	$27.9	(54.8)%	$35.0	$50.5	(30.7)%
Income from continuing operations per diluted share	$0.23	$0.51	(54.9)%	$0.64	$0.93	(31.2)%

Adjusted income from continuing operations	$20.4	$27.9	(26.9)%	$48.4	$54.6	(11.4)%
Adjusted income from continuing operations per diluted share	$0.37	$0.51	(27.5)%	$0.88	$1.01	(12.9)%

Net income	$12.6	$27.9	(54.9)%	$34.9	$50.5	(30.8)%
Net income per diluted share	$0.23	$0.51	(54.9)%	$0.64	$0.93	(31.2)%

Net cash provided by continuing operating activities	$27.8	$51.0	(45.5)%	$82.2	$82.6	(0.5)%

Adjusted EBITDA	$49.8	$54.9	(9.3)%	$126.2	$132.7	(4.9)%

(This release refers to non-GAAP financial measures described as “Adjusted EBITDA”, “adjusted income from continuing operations”, and “adjusted income from continuing operations per diluted share” (or “adjusted EPS”). Refer to the accompanying financial tables for supplemental financial data and corresponding reconciliation of these non-GAAP financial measures to certain GAAP financial measures.)

Executive Summary:

•

Revenues were $1.08 billion in the fiscal 2012 third quarter, flat compared to $1.08 billion last year, due primarily to the continued adverse impact from contract cancellations of government-related business in the Facility Solutions segment.

•	Janitorial, Parking & Security segments achieved organic growth.

•

Net income for the fiscal 2012 third quarter was $0.23 per diluted share compared to $0.51 per diluted share in the prior year. The decrease is from a $7.8 million after-tax or $0.14 per diluted share increase in insurance expense, primarily for a non-cash charge relating to claims from prior years and because fiscal 2011 included a benefit from lower in-year insurance rates. The third quarter was also impacted by a $2.2 million after-tax or $0.04 per diluted share increase in payroll due to an extra working day in the third quarter fiscal 2012 (66 days compared to 65 days). In addition, the third quarter of fiscal 2011 includes a tax benefit of $4.7 million or $0.09 per diluted share.

•

Adjusted income from continuing operations for the fiscal 2012 third quarter was $20.4 million, or $0.37 per diluted share, compared to $27.9 million, or $0.51 per diluted share, in the third quarter of fiscal 2011. Adjusted income from continuing operations excludes the $5.6 million or $0.10 per diluted share non-cash charge for an increase in the Company’s self-insurance reserves pertaining to prior year’s claims.

•	Operating profit in Parking and Security was up 8.3% and 5.3%, respectively.

•	Net cash flow from continuing operations was $82.2 million for the first nine months of fiscal 2012, compared to $82.6 million for the same period last year.

•	Outstanding borrowings under the Company’s credit facility have been reduced by $48.0 million since the end of fiscal 2011.

Third Quarter Results and Recent Events

“Our third quarter operational results were disappointing and fell short of our expectations primarily due to a shortfall of $25 million in expected sales in the quarter for our Government business and no contribution from the DLITE (Defense Language Interpretation and Translation Enterprises) program to date,” said ABM’s president and chief executive officer Henrik Slipsager. “We generated higher revenues in our Janitorial, Security and Parking segments and continue to build momentum in our energy business, but the profit from this growth was offset by the impact of lower government spending in our Facility Solutions segment and the additional day of labor expense in Janitorial. Excluding the government business, our consolidated revenue grew approximately 1.5% and our Facility Solutions segment produced an approximately 8% increase in operating profit. Janitorial slightly increased organic revenues year-over-year and their operating profit was essentially flat excluding the $3.7 million adverse impact from the additional working day. Parking and Security had solid third quarter performance, producing increases in both revenue and operating profit. Although sales momentum isn’t progressing at the pace we had early anticipated, we continue to make good progress in a number of verticals with recent client wins in high-technology and aviation, and our building and energy solutions business achieved organic sales growth of 10%.”

James Lusk, executive vice president and chief financial officer, added, "The Company’s strong cash flow generation year-to-date has enabled us to reduce debt levels by $48 million since the end of fiscal 2011 and to continue to return value to shareholders through the payment of a quarterly cash dividend. We ended the third quarter with $252 million of borrowings under our $650 million credit facility, down from $365 million in the prior year period and $300 million at the end of fiscal 2011.”

Operating profit for the fiscal 2012 third quarter was $23.2 million, a $17.5 million decrease from $40.7 million in the same period last year. The decline is primarily due to a $13.3 million ($7.8 million after-tax) increase in insurance expense and a $3.7 million ($2.2 million after-tax) increase in labor expenses resulting from one additional work day in the quarter.

Interest expense for the fiscal 2012 third quarter was $2.4 million, a $1.7 million decrease from $4.1 million in the third quarter of 2011 due to lower average borrowings and average interest rates on the Company’s credit facility.

The effective tax rate for the third quarter of fiscal year 2012 was 41.3%, compared to 26.1% in the same period last year. The tax provision for the third quarter of fiscal 2011 included a discrete benefit of $4.7 million.

Slipsager continued, “We began fiscal 2012 with great sales momentum, but have been unable to overcome the impact of the general weakness in the economy on our top and bottom lines. While we are pleased with the growth of our Parking and Security segments in the quarter, our Janitorial and a portion of our Facility Solutions businesses have been increasingly affected by the lackluster economic recovery and slowdown in government spending, which has dampened our overall expectations for the remainder of the year. We remain highly encouraged by our energy business, which we acquired in the Linc acquisition, as clients continue to put a greater emphasis on energy efficiency to reduce costs and improve operations and we believe that our building and energy services business is well positioned to capitalize on this significant long-term market opportunity.”

Nine Months Results

The Company reported revenues for the nine months ended July 31, 2012 of $3.21 billion, a 1.4% increase compared to year-ago revenues of $3.17 billion. Income from continuing operations for the first nine months of fiscal year 2012 was $35.0 million, or $0.64 per diluted share, compared to $50.5 million, or $0.93 per diluted share, for the first nine months of fiscal year 2011.

Adjusted income from continuing operations for the first nine months of fiscal year 2012 was $48.4 million, or $0.88 per diluted share, compared to $54.6 million, or $1.01 per diluted share, for the first nine months of fiscal year 2011. The decrease of $6.2 million in adjusted income from operations is primarily the result of lower income from operations of $4.4 million due to the continuing impact of price compression and government-related contract losses, and an increase in payroll and payroll related expenses associated with higher federal and state unemployment insurance rates, and one additional working day.

Strategy Update

Slipsager concluded, “We continue to focus on the long-term strategic goals we announced in fiscal 2011. When balanced against persistent economic pressures and a very aggressive pricing environment, we decided additional steps are needed to reposition our operations and improve our competitive position. By leveraging our incumbent client relationships and focusing our Mobile and On-Demand Services model on mid-market opportunities, we expect to drive additional business in our higher margin and high-growth sectors.”

Share Repurchase Program

The Company announced that its Board of Directors has authorized up to $50 million share repurchase program. Under this repurchase program, the Company may purchase its common shares from time to time in open market purchases or privately negotiated transactions and may make all or part of the purchases pursuant to Rule 10b5-1 plans. The timing of repurchases will depend upon several factors, including market and business conditions, and the repurchases may be discontinued at any time. As of August 30, 2012, the Company had approximately 54 million shares outstanding.

“This $50 million share repurchase program reflects our commitment to returning capital to shareholders and reflects our confidence in ABM’s long-term outlook,” said James Lusk.

Dividend

The Company also announced that the Board of Directors has declared a fourth quarter cash dividend of $0.145 per common share payable on November 5, 2012 to stockholders of record on October 4, 2012. This will be ABM's 186th consecutive quarterly cash dividend.

Guidance

Based on the weaker macroeconomic environment and continued shortfall in Government spending, ABM is lowering guidance for fiscal year 2012 adjusted income from continuing operations per diluted share to $1.36 to $1.42. The Company is also revising income from continuing operations per diluted share to $1.08 to $1.14. In addition, the Company is awaiting a potentially favorable decision on a matter related to a prior acquisition. This one-time net benefit of $0.11 per diluted share is included in the Company’s guidance.

Earnings Webcast

On Thursday, September 6, at 9:00 a.m. (EDT), ABM will host a live webcast of remarks by president and chief executive officer Henrik Slipsager, executive vice president and chief financial officer James Lusk, executive vice president Jim McClure, and executive vice president Tracy Price. A supplemental presentation will accompany the webcast and will be accessible through the Investor Relations portion of ABM’s website by clicking on the “Presentations” tab.

The webcast will be accessible at: http://investor.abm.com/eventdetail.cfm?eventid=117914

Listeners are asked to be online at least 15 minutes early to register, as well as to download and install any complimentary audio software that might be required. Following the call, the webcast will be available at this URL for a period of 90 days.

In addition to the webcast, a limited number of toll-free telephone lines will also be available for listeners who are among the first to call (877) 664-7395 within 15 minutes before the event. Telephonic replays will be accessible during the period from two hours to seven days after the call by dialing (855) 859-2056 and then entering ID #23271248.

Earnings Webcast Presentation

In connection with the webcast to discuss earnings (see above), a slide presentation related to earnings and operations will be available on the Company’s website at www.abm.com and can be accessed through the Investor Relations section of ABM’s website by clicking on the “Presentations” tab.

ABOUT ABM

ABM (NYSE:ABM) is a leading provider of integrated facility solutions. Thousands of commercial, industrial, government and retail clients outsource their non-core functions to ABM for consistent quality service that meets their specialized facility needs. ABM’s comprehensive capabilities include expansive facility services, energy solutions, commercial cleaning, maintenance and repair, HVAC, electrical, landscaping, parking and security, provided through stand-alone or integrated solutions. With more than $4 billion in revenues and 100,000 employees deployed throughout the United States and various international locations, ABM delivers custom facility solutions to meet the unique client requirements of multiple industries –- ranging from healthcare, government and education to high-tech, aviation and manufacturing. ABM leverages its breadth of services, deep industry expertise and technology-enabled workforce to preserve and build value for clients’ physical assets. ABM Industries Incorporated, which operates through its subsidiaries, was founded in 1909. For more information, visit www.abm.com.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that set forth management's anticipated results based on management's current plans and assumptions. Any number of factors could cause the Company’s actual results to differ materially from those anticipated. These factors include but are not limited to the following: (1) we may not be able to achieve anticipated global growth due to various factors, including, but not limited to, an inability to make strategic acquisitions or compete internationally; our acquisition strategy may adversely impact our results of operations as we may not be able to achieve anticipated results from any given acquisition; and activities relating to integrating an acquired business may divert management’s focus on operational matters; (2) we are subject to intense competition that can constrain our ability to gain business, as well as our profitability; (3) any increases in costs that we cannot pass on to clients could affect our profitability; (4) we have high deductibles for certain insurable risks and, therefore, are subject to volatility associated with those risks; (5) we primarily provide our services pursuant to agreements which are cancelable by either party upon 30 to 90 days’ notice; (6) our success depends on our ability to preserve our long-term relationships with clients; (7) our international business exposes us to additional risks, including risks related to compliance with both U.S. and foreign laws; (8) we conduct some of our operations through joint ventures and our ability to do business may be affected by the failure of our joint venture partners to perform their obligations or the improper conduct of employees, joint venture partners or agents; (9) significant delays or reductions in appropriations for our government contracts as well as changes in government and client priorities and requirements (including cost-cutting, the potential deferral of awards, reductions or terminations of expenditures in response to the priorities of Congress and the Executive Office, or budgetary cuts) may negatively affect our business, and could have a material adverse effect on our financial position, results of operations or cash flows; (10) we incur significant accounting and other control costs that reduce profitability; (11) a decline in commercial office building occupancy and rental rates could affect our revenues and profitability; (12) deterioration in economic conditions in general could further reduce the demand for facility services and, as a result, could reduce our earnings and adversely affect our financial condition; (13) financial difficulties or bankruptcy of one or more of our major clients could adversely affect our results; (14) our ability to operate and pay our debt obligations depends upon our access to cash; (15) future declines in the fair value of our investments in auction rate securities could negatively impact our earnings; (16) uncertainty in the credit markets may negatively impact our costs of borrowing, our ability to collect receivables on a timely basis and our cash flow; (17) any future increase in the level of debt or in interest rates can negatively affect our results of operations; (18) an impairment charge could have a material adverse effect on our financial condition and results of operations; (19) we are defendants in a number of class and representative actions or other lawsuits alleging various claims that could cause us to incur substantial liabilities; (20) federal health care reform legislation may adversely affect our business and results of operations; (21) changes in immigration laws or enforcement actions or investigations under such laws could significantly adversely affect our labor force, operations and financial results; (22) labor disputes could lead to loss of revenues or expense variations; (23) we participate in multi-employer defined benefit plans which could result in substantial liabilities being incurred; and (24) natural disasters or acts of terrorism could disrupt services.

Additional information regarding these and other risks and uncertainties the Company faces is contained in the Company’s Annual Report on Form 10-K for the year ended October 31, 2011 and in other reports the Company files from time to time with the Securities and Exchange Commission.

Use of Non-GAAP Financial Information

To supplement ABM's consolidated financial information, the Company has presented income from continuing operations, as adjusted for items impacting comparability, for the third quarter and nine months of fiscal years 2012 and 2011. The Company also presents guidance for fiscal year 2012, as adjusted. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM's marketplace performance. In addition, the Company has presented earnings before interest, taxes, depreciation and amortization and excluding discontinued operations and items impacting comparability (adjusted EBITDA) for the third quarter and nine months of fiscal years 2012 and 2011. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with generally accepted accounting principles in the United States. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

###

Contact:
Investors & Analysts:	David Farwell	Media:	Chas Strong
	(212) 297-9792		(770) 953-5072
	dfarwell@abm.com		chas.strong@abm.com

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Three Months Ended July 31,		Increase
(In thousands, except per share data)	2012	2011	(Decrease)
Revenues	$1,079,235	$1,076,247	0.3%
Expenses
Operating	971,628	952,844	2.0%
Selling, general and administrative	79,100	76,356	3.6%
Amortization of intangible assets	5,334	6,314	(15.5)%

Total expenses	1,056,062	1,035,514	2.0%

Operating profit	23,173	40,733	(43.1)%
Income from unconsolidated affiliates, net	747	1,166	(35.9)%
Interest expense	(2,407)	(4,114)	(41.5)%

Income from continuing operations before income taxes	21,513	37,785	(43.1)%
Provision for income taxes	(8,887)	(9,874)	(10.0)%
Income from continuing operations	12,626	27,911	(54.8)%
Loss from discontinued operations, net of taxes	(49)	(36)	36.1%

Net income	$12,577	$27,875	(54.9)%

Net income per common share—basic
Income from continuing operations	$0.23	$0.52	(55.8)%
Loss from discontinued operations, net of taxes	—	—	—

Net income	$0.23	$0.52	(55.8)%

Net income per common share—diluted
Income from continuing operations	$0.23	$0.51	(54.9)%
Loss from discontinued operations, net of taxes	—	—	—

Net income	$0.23	$0.51	(54.9)%

Weighted-average common and common equivalent shares outstanding
Basic	54,145	53,207
Diluted	55,000	54,201

Dividends declared per common share	$0.145	$0.140

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Nine Months Ended July 31,		Increase
(In thousands, except per share data)	2012	2011	(Decrease)
Revenues	$3,210,264	$3,165,499	1.4%
Expenses
Operating	2,885,964	2,821,672	2.3%
Selling, general and administrative	248,284	242,406	2.4%
Amortization of intangible assets	16,184	17,273	(6.3)%

Total expenses	3,150,432	3,081,351	2.2%

Operating profit	59,832	84,148	(28.9)%
Other-than-temporary impairment credit losses on auction rate security recognized in earnings	(313)	—	NM *
Income from unconsolidated affiliates, net	5,380	2,785	93.2%
Interest expense	(7,682)	(12,477)	(38.4)%

Income from continuing operations before income taxes	57,217	74,456	(23.2)%
Provision for income taxes	(22,204)	(23,940)	(7.3)%

Income from continuing operations	35,013	50,516	(30.7)%
Loss from discontinued operations, net of taxes	(94)	(60)	56.7%

Net income	$34,919	$50,456	(30.8)%

Net income per common share—basic
Income from continuing operations	$0.65	$0.95	(31.6)%
Loss from discontinued operations, net of taxes	—	—	—

Net income	$0.65	$0.95	(31.6)%

Net income per common share—diluted
Income from continuing operations	$0.64	$0.93	(31.2)%
Loss from discontinued operations, net of taxes	—	—	—

Net income	$0.64	$0.93	(31.2)%

* Not Meaningful

Weighted-average common and common equivalent shares outstanding
Basic	53,863	53,051
Diluted	54,819	54,084

Dividends declared per common share	$0.435	$0.420

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended July 31,
(In thousands)	2012	2011
Net cash provided by continuing operating activities	27,778	51,028
Net cash provided by discontinued operating activities	480	631

Net cash provided by operating activities	$28,258	$51,659

Net cash used in investing activities	$(12,138)	$(4,840)

Proceeds from exercises of stock options (including income tax benefit)	1,958	1,788
Dividends paid	(7,846)	(7,444)
Borrowings from line of credit	200,000	179,000
Repayment of borrowings from line of credit	(214,000)	(210,000)
Changes in book cash overdrafts	7	6,160

Net cash used in financing activities	$(19,881)	$(30,496)

	Nine Months Ended July 31,
(In thousands)	2012	2011
Net cash provided by continuing operating activities	82,157	82,552
Net cash provided by discontinued operating activities	1,623	2,285

Net cash provided by operating activities	$83,780	$84,837

Purchase of businesses, net of cash acquired	(5,640)	(290,478)
Other investing activities	(21,580)	(12,087)

Net cash used in investing activities	$(27,220)	$(302,565)

Proceeds from exercises of stock options (including income tax benefit)	10,055	9,519
Dividends paid	(23,425)	(22,278)
Deferred financing costs paid	(14)	(4,991)
Borrowings from line of credit	604,000	740,500
Repayment of borrowings from line of credit	(652,000)	(516,000)
Changes in book cash overdrafts	7	11,146

Net cash (used in) provided by financing activities	$(61,377)	$217,896

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

	July 31,	October 31,
(In thousands)	2012	2011
Assets
Cash and cash equivalents	$21,650	$26,467
Trade accounts receivable, net	577,898	552,098
Notes receivable and other	56,872	52,756
Prepaid expenses	50,726	41,823
Prepaid income taxes	4,232	7,205
Deferred income taxes, net	38,096	40,565
Insurance recoverables	10,173	10,851
Current assets of discontinued operations	467	1,992

Total current assets	760,114	733,757

Insurance deposits	31,720	35,974
Other investments and long-term receivables	5,013	5,798
Investments in unconsolidated affiliates, net	14,987	14,423
Investments in auction rate securities	16,704	15,670
Property, plant and equipment, net	62,753	60,009
Other intangible assets, net	114,662	128,994
Goodwill	750,944	750,872
Noncurrent deferred income taxes, net	33,254	30,948
Noncurrent insurance recoverables	55,176	59,759
Other assets	41,568	43,394

Total assets	$1,886,895	$1,879,598

Liabilities
Trade accounts payable	$124,371	$130,464
Accrued liabilities
Compensation	111,201	112,233
Taxes—other than income	20,288	19,144
Insurance claims	82,889	78,828
Other	116,205	102,220
Income taxes payable	5,029	307

Total current liabilities	459,983	443,196

Noncurrent income taxes payable	43,996	38,236
Line of credit	252,000	300,000
Retirement plans and other	36,466	39,707
Noncurrent insurance claims	268,958	262,573

Total liabilities	1,061,403	1,083,712

Stockholders’ equity	825,492	795,886

Total liabilities and stockholders’ equity	$1,886,895	$1,879,598

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended July 31,		Increase
(In thousands)	2012	2011	(Decrease)
Revenues
Janitorial	$602,459	$598,697	0.6%
Facility Solutions	229,903	236,213	(2.7)%
Parking	154,980	153,323	1.1%
Security	91,602	87,736	4.4%
Corporate and other	291	278	4.7%

	$1,079,235	$1,076,247	0.3%

Operating Profit
Janitorial	$34,850	$40,144	(13.2)%
Facility Solutions	8,785	9,878	(11.1)%
Parking	7,768	7,171	8.3%
Security	2,962	2,813	5.3%
Corporate	(31,192)	(19,273)	(61.8)%

Operating profit	23,173	40,733	(43.1)%
Income from unconsolidated affiliates, net	747	1,166	(35.9)%
Interest expense	(2,407)	(4,114)	(41.5)%

Income from continuing operations before income taxes	$21,513	$37,785	(43.1)%

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Nine Months Ended July 31,		Increase
(In thousands)	2012	2011	(Decrease)
Revenues
Janitorial	$1,790,246	$1,783,557	0.4%
Facility Solutions	686,226	658,058	4.3%
Parking	461,110	462,316	(0.3)%
Security	272,474	260,630	4.5%
Corporate	208	938	77.8%

	$3,210,264	$3,165,499	1.4%

Operating Profit
Janitorial	$98,852	$104,942	(5.8)%
Facility Solutions	21,531	24,170	(10.9)%
Parking	18,610	16,799	10.8%
Security	4,819	5,011	(3.8)%
Corporate and other	(83,980)	(66,774)	(25.8)%

Operating profit	59,832	84,148	(28.9)%
Other-than-temporary impairment credit losses on auction rate security recognized in earnings	(313)	—	NM *
Income from unconsolidated affiliates, net	5,380	2,785	93.2%
Interest expense	(7,682)	(12,477)	(38.4)%

Income from continuing operations before income taxes	$57,217	$74,456	(23.2)%

*	Not Meaningful

ABM Industries Incorporated and Subsidiaries

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands, except per share data)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2012	2011	2012	2011
Reconciliation of Adjusted Income from Continuing Operations to Net Income

Adjusted income from continuing operations	$20,355	$27,882	$48,392	$54,585
Items impacting comparability, net of taxes	(7,729)	29	(13,379)	(4,069)

Income from continuing operations	12,626	27,911	35,013	50,516

Loss from discontinued operations, net of taxes	(49)	(36)	(94)	(60)

Net income	$12,577	$27,875	$34,919	$50,456

Reconciliation of Adjusted Income from Continuing Operations to Income from Continuing Operations

Adjusted income from continuing operations	$20,355	$27,882	$48,392	$54,585

Items impacting comparability:

Corporate initiatives and other (a)	(84)	(328)	(2,455)	(328)
Rebranding (b)	(593)	—	(2,083)	—
U.S. Foreign Corrupt Practices Act investigation (c )	(594)	—	(3,322)	—
Gain from equity investment (d)	61	—	2,988	—
Auction rate security credit loss	—	—	(313)	—
Self-insurance adjustment	(9,460)	(1,079)	(9,460)	(1,079)
Linc purchase accounting	—	(140)	—	(838)
Acquisition costs	(172)	(385)	(319)	(5,312)
Litigation and other settlements	(2,170)	1,967	(7,560)	1,047

Total items impacting comparability	(13,012)	35	(22,524)	(6,510)
Benefit from (provision for) income taxes	5,283	(6)	9,145	2,441

Items impacting comparability, net of taxes	(7,729)	29	(13,379)	(4,069)

Income from continuing operations	$12,626	$27,911	$35,013	$50,516

Reconciliation of Adjusted EBITDA to Net Income

Adjusted EBITDA	$49,751	$54,937	$126,164	$132,684
Items impacting comparability	(13,012)	35	(22,524)	(6,510)
Loss from discontinued operations, net of taxes	(49)	(36)	(94)	(60)
Provision for income taxes	(8,887)	(9,874)	(22,204)	(23,940)
Interest expense	(2,407)	(4,114)	(7,682)	(12,477)
Depreciation and amortization	(12,819)	(13,073)	(38,741)	(39,241)

Net income	$12,577	$27,875	$34,919	$50,456

Reconciliation of Adjusted Income from Continuing Operations per Diluted

    Share to Income from Continuing Operations per Diluted Share (Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2012	2011	2012	2011
Adjusted income from continuing operations per diluted share	$0.37	$0.51	$0.88	$1.01

Items impacting comparability, net of taxes	(0.14)	—	(0.24)	(0.08)

Income from continuing operations per diluted share	$0.23	$0.51	$0.64	$0.93

Diluted shares	55,000	54,201	54,819	54,084

(a)	Corporate initiatives and other includes the integration costs associated with The Linc Group acquisition on December 1, 2010 and data center consolidation costs.
(b)	Represents costs related to the Company's branding initiative.
(c)	Includes legal and other costs incurred in connection with an internal investigation into a foreign entity affiliated with a former joint venture partner.
(d)	The Company's share of a gain associated with property sales completed by one of its investments in a low income housing partnership.

ABM Industries Incorporated and Subsidiaries

Reconciliation of Estimated Adjusted Income from Continuing Operations per Diluted Share to

Income from Continuing Operations per Diluted Share for the Year Ending October 31, 2012

	Year Ending October 31, 2012
	Low Estimate	High Estimate
	(per diluted share)
Adjusted income from continuing operations per diluted share (a)	$1.36	$1.42

Adjustments to income from continuing operations (b)	$(0.28)	$(0.28)

Income from continuing operations per diluted share	$1.08	$1.14

(a)	The Company is awaiting a potentially favorable decision on a matter related to a prior acquisition. The net benefit of $0.11 per diluted share is included in the estimate of adjusted income from continuing operations per diluted share.
(b)	Adjustments to income from continuing operations include rebranding costs, certain legal settlements, adjustments to self-insurance reserves pertaining to prior year's claims and other unique items impacting comparability.